UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

ARIAD Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3106987
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

26 Landsdowne Street, Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None.

Securities Act registration statement file number to which this form relates:

N/A (If applicable)

EXPLANATORY NOTE

This Amendment No. 3 to the Registrant’s Registration Statement on Form 8-A/A is filed by ARIAD Pharmaceuticals, Inc. (the “Company”) to reflect the expiration of the Company’s preferred share purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on November 1, 2013, as amended on November 5, 2013 and June 24, 2014.

Item 1. Description of Registrant’s Securities to be Registered.

On January 8, 2016, the Company entered into the Second Amendment (the “Amendment”) to the Section 382 Rights Agreement, dated as of October 31, 2013, as amended as of June 24, 2014 (as so amended and in effect from the date hereof, the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., as Rights Agent.

The Amendment accelerated the expiration of the Rights from 5:00 p.m., New York City time, on October 30, 2016 to 5:00 p.m., New York City time, on January 8, 2016, and had the effect of terminating the Rights Agreement on that date. At the time of the termination of the Rights Agreement, all of the Rights distributed to holders of the Company’s common stock pursuant to the Rights Agreement expired.

The foregoing is a summary of the terms of the Amendment. The summary does not purport to be complete and is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 4.3 and incorporated herein by reference.

Item 2. Exhibits.

Exhibit 3.1	Amended Certificate of Designation of Series A Junior Participating Preferred Stock of ARIAD Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed on November 5, 2013).

Exhibit 4.1	Section 382 Rights Agreement, dated as of October 31, 2013, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 1, 2013).

Exhibit 4.2	Amendment to Section 382 Rights Agreement, dated as of June 24, 2014, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 24, 2014).

Exhibit 4.3	Second Amendment to Section 382 Rights Agreement, dated as of January 8, 2016, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 13, 2016).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: January 13, 2016		ARIAD Pharmaceuticals, Inc.

	By:	/s/ Edward M. Fitzgerald

Edward M. Fitzgerald
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

Exhibit 3.1	Amended Certificate of Designation of Series A Junior Participating Preferred Stock of ARIAD Pharmaceuticals, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Amendment No. 1 to Current Report on Form 8-K/A filed on November 5, 2013).

Exhibit 4.1	Section 382 Rights Agreement, dated as of October 31, 2013, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on November 1, 2013).

Exhibit 4.2	Amendment to Section 382 Rights Agreement, dated as of June 24, 2014, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed on June 24, 2014).

Exhibit 4.3	Second Amendment to Section 382 Rights Agreement, dated as of January 8, 2016, between ARIAD Pharmaceuticals, Inc. and Computershare Trust Company, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on January 13, 2016).